EXHIBIT 5






                        September 17, 1996



Superior Energy Services, Inc.
1503 Engineers Road
Belle Chase, Louisiana  70037

Gentlemen:

     We have acted as counsel to Superior Energy Services, Inc., a Delaware corporation (the "Company"), in connection with the Company's registration statement on Form S-8 (the "Registration Statement") with respect to the offering by the Company of 750,000 shares of the common stock of the Company, $.001 par value per share (the "Common Stock") to certain employees and officers of the Company or its subsidiaries pursuant to the terms of the Superior Energy Services, Inc. 1995 Stock Incentive Plan (the "Plan") and to certain directors of the Company pursuant to resolutions of the Board of Directors of the Company (the "Resolutions") with respect to the Superior Energy Services, Inc. Directors' Options.

     Based upon the foregoing, and upon our examination of such matters as we deem necessary in order to furnish this opinion, we are of the opinion that the shares of Common Stock referred to herein, when issued according to the terms of the Plan and of the Resolutions will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

  Yours very truly,

  JONES, WALKER, WAECHTER,
  POITEVENT, CARRERE & DENEGRE, L.L.P.



  By: /s/ Margaret F. Murphy